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Warburg Pincus Global Fixed Income Fund

Common Shares

        1 year Annualized Total Return Without Waivers:

                             ((11,077/10,000)'pp'1/1 -1) = 10.77%

        5 year Annualized Total Return Without Waivers:

                             ((14,723/10,000)'pp'1/5 -1) = 8.04%

        Annualized Total Return from inception Without Waivers:

                             ((15,459/10,000)'pp'1/6.00548 -1) = 7.52%


Series 2 Shares

        Aggregate Total Return from inception Without Waivers:

                             ((10,330-10,000)/10,000) = 3.30%


        Annualized Total Return from inception Without Waivers:

                             ((10,330/10,000)'pp'1/.22192 -1) = 15.76%

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